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                              EMPLOYMENT AGREEMENT


                  This Employment Agreement (the "Agreement") is made and entered into effective as of the 20th day of March, 1999, by and between NetZero, Inc., a California corporation (the "Company"), with principal corporate offices at 31416 Agoura Road #150, Westlake Village, CA 91362, and Mark Goldston, whose address is 14139 Beresford Road, Beverly Hills, California 90210 ("Employee").

1.       EMPLOYMENT.

         1.1 The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing March 20, 1999 (the "Effective Date"), and continuing through March 19, 2003 (the "Term"), unless terminated earlier as provided in Section 4 below.

2.       DUTIES OF EMPLOYEE.

         2.1 Employee shall serve as the Chief Executive Officer and Chairman of the Company. In this capacity, Employee shall perform such customary, appropriate and reasonable executive duties as are usually performed by the Chief Executive Officer and Chairman, including such duties as are delegated to him from time to time by the Board of Directors of the Company (the "Board"). Employee shall report directly to the Company's Board.

         2.2 Employee agrees to devote Employee's good faith, full time, attention, skill and efforts to the performance of his duties for the Company during the Term; provided, however, that the Company acknowledges that Employee has certain responsibilities to and involvement with other entities and agrees to allow Employee to continue his involvement with such entities in the following manner without in anyway jeopardizing his employment with the Company:

                  (a)      SILICON GRAPHICS. Employee has certain
                           responsibilities to Silicon Graphics that will require Employee's attention for several days a month through June 30, 1999;

                  (b) CALIFORNIA CONCEPTS. Employee has certain responsibilities to California Concepts that will require his attention through December 31, 1999. In addition, Employee may serve on California Concept's Board of Directors for an indefinite period, once such a Board is established; and

                  (c) PATENT SERVICE CORPORATION AND CLUB MOM, INC. Employee has an ownership interest in the Patent Service Corporation and Club Mom, Inc. Employee shall be allowed to continue his involvement with these organizations, both as a partial owner, and as his services are needed to promote the organizations' interests.

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                  In addition to the organizations specifically referenced
                  above, Employee currently sits on two academic boards which only require a minimal time commitment but which will be ongoing into the future. Moreover, this Agreement shall not be interpreted to prohibit Employee from making passive personal investments if those activities do not materially interfere with the services required under this Agreement.

3.       COMPENSATION AND OTHER BENEFITS.

         3.1 BASE SALARY. During the first two years of the Term, the Company shall pay to Employee a base salary of Two Hundred Thousand Dollars ($200,000) per calendar year (the "Base Salary"), prorated for any portion thereof during the first two years of the Term, payable at the rate of Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,666.67) per month, with payments to be made in accordance with the Company's standard payment policy and subject to such withholding as may be required by law.

         3.2 BONUS. During the first two years of the Term, the Company shall also pay to Employee a cash bonus in a gross amount equal to Two Hundred Thousand Dollars ($200,000) per calendar year (the "Annual Bonus"), less withholding required by law, one quarter of which is payable on each of the last business days of March, June, September and December of each year during the first two years of the Term. The first payment of this bonus is due to Employee on March 31, 1999. Employee shall not be eligible to receive any unpaid Annual Bonus if his employment hereunder is terminated pursuant to either
                  Section 4.1, or if Employee voluntarily resigns.

         3.3 SIGNING BONUS. The Company shall also pay to Employee a cash bonus of Three Hundred Thousand Dollars ($300,000), less withholding required by law, in one lump sum on January 1, 2000, provided, such bonus shall only be paid if Employee is employed by the Company on such date.

         3.4 NEGOTIATION OF COMPENSATION TERMS FOR FINAL TWO YEARS OF EMPLOYMENT AGREEMENT. At one month prior to the end of his second year of employment, I.E., by February 19, 2001, the Company and Employee shall negotiate in good faith for a period of 30 days regarding the terms of Employee's compensation package for the final two years of the Employment Term. The terms of the compensation package shall include equity and cash compensation (salary and bonus) and benefits, and such terms shall be at least commensurate with the terms of compensation packages of similarly situated executives (I.E., Chairmen and Chief Executive Officers) of similar companies. In the event the Company and Employee do not reach agreement on the terms of such compensation package within the 30-day period, this Employment Agreement will terminate effective as of March 20, 2001. Furthermore, if this Employment Agreement is so terminated and Company did not offer Employee, during such negotiations, an annual base salary in an amount greater than Two Hundred Thousand Dollars ($200,000) and a guaranteed annual bonus in an amount greater than Two Hundred Thousand

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                  Dollars ($200,000), payable quarterly, then Employee shall be entitled to receive the severance payment and other benefits set forth in Section 4.3 below.

         3.5 VACATION. Employee shall be entitled to a minimum of four (4) weeks paid vacation per year.

         3.6 OTHER BENEFITS. During the Term, Employee shall be entitled to participate in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other executives of the Company, when and as Employee becomes eligible therefor. If Employee elects to participate in any of such plans, Employee's portion of the premium(s) will be deducted from Employee's paycheck.

         3.7 BUSINESS EXPENSES. The Company shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.

         3.8 OPTION GRANT. Employee shall be granted a stock option (the "Option") under the Company's 1999 Stock Option/Stock Incentive Plan, for 4,190,922 shares of the Company's Common Stock, at an exercise price of $0.15 per share. Such stock option shall have such other terms and conditions as specified in the Notice of Grant (the "Notice") attached hereto as Exhibit A.

         3.9 LOAN. The Company will lend Employee such amount as is necessary to exercise the Option. The loan will be 50% recourse with respect to the Employee as provided in the Promissory Note executed by Employee in favor of the Company of even date herewith.

         3.10 BOARD OF DIRECTORS. Employee shall be appointed as Chairman of the Company and also to the Company's Board of Directors. Employee's appointments as Chairman and as a member of the Board will automatically terminate upon the termination of Employee's employment with the Company for any reason.

         3.11 REGISTRATION RIGHTS. By or before April 9, 1999, the Company and Employee will reach agreement on Employee's registration rights applicable to shares of the Company's common stock held by Employee as of the date hereof or issuable upon exercise of those options granted pursuant to that Stock Option Agreement dated March 20, 1999, which registration rights shall be "piggy back" registration rights comparable to those held by existing investors in the Company, and at least as favorable as those held by idealab Capital Partners I-A, L.P. and idealab Capital Partners I-B, L.P.

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4.       TERMINATION.

         4.1      TERMINATION FOR CAUSE.

                  (a) Termination "for cause" is defined as follows: (1) if Employee is convicted of a felony, including any act of moral turpitude, or (2) if Employee materially breaches the Company's Confidentiality and Proprietary Agreement.

                  (b) The Company may terminate this Agreement immediately for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled. The notice of termination shall specify the grounds for termination. If Employee's employment hereunder is terminated "for cause" pursuant to this
                           Section 4.1, Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary and vacation pay through the date of termination, and reimbursement for any expenses as set forth in
                           Section 3.5, through the date of termination, but shall not be entitled to receive any unpaid portion of the Annual Bonus or any other amount.

         4.2 TERMINATION WITHOUT CAUSE. If Employee's employment is terminated without "cause" as defined in Section 4.1(a), he will be eligible for the severance benefits set forth in
                  Section 4.3.

         4.3 SEVERANCE PAYMENTS AND OTHER BENEFITS UPON TERMINATION WITHOUT CAUSE OR INVOLUNTARY TERMINATION. If the Company terminates Employee's employment hereunder without cause, or if Employee is Involuntarily Terminated, the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination, (ii) reimbursement for any expenses as set forth in Section 3.5, through the date of termination, (iii) Employee's Annual Bonus, prorated through the date of termination, and (iv) a severance payment in an amount equal to One Million Dollars ($1,000,000.00), payable in one lump sum, subject to withholding as may be required by law. In addition, Employee shall be entitled to accelerated vesting of the Option, as set forth in the Notice. As used in this
                  Section 4.3, "Involuntarily Terminated" shall mean (a) Employee's voluntary resignation following a Corporate Transaction in which Employee is not offered a position of comparable pay and responsibilities in the greater Los Angeles, California metropolitan area, or (b) where, within twelve (12) months of a Corporate Transaction, Employee voluntarily resigns following either (X) a reduction of Employee's salary or (Y) a material change of Employee's responsibilities. As used in this Section 4.3, "Corporate Transaction" shall mean (i) a merger or consolidation or other reorganization or transaction in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all

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                  of the Company's assets in complete liquidation or
                  dissolution of the Company. As used in this Section 4.3, a "material change" in Employee's responsibilities includes any decrease in Employee's compensation or benefits or any material change in Employee's job duties, title, or location of employment (out of the greater Los Angeles, California metropolitan area).

5. EXCISE TAX. If any payments or transfers of property to be made to Employee hereunder are subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, ("the Excise Tax") and application of Section 280G of such Code, can be avoided by an appropriate shareholder vote, pursuant to Section 280G(b)(5)(A) of the Code, the Company and Employee agree that they will respectively take all steps necessary or appropriate to obtain a favorable shareholder vote to assure that the Excise Tax and the provisions of Section 280G are not applicable with respect to such compensation.

6. ASSIGNMENT. Employee may not assign this Agreement or any rights or obligations hereunder. The Company may assign this Agreement to any of its subsidiaries or affiliates or in connection with any Corporate Transaction or reincorporation of the Company.

7.       MISCELLANEOUS.

         7.1 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and constitutes the entire agreement between the Company and the Employee with respect to its subject matter.

         7.2 This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by of the parties hereto and which is authorized by the Company's Board of Directors.

         7.3 This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

         7.4 In the event that any provision of this Agreement is determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

         7.5 Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

         7.6 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier

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                  service, and addressed to the receiving party at the
                  respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 7.6 prior to the giving of such notice or other communication.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.


                                        NETZERO, INC.


                                        By:   /s/ RONALD T. BURR
                                              ------------------------------
                                                Ronald T. Burr, President

                                        /s/ MARK GOLDSTON
                                        ------------------------------------
                                        Mark Goldston

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